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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    DOSHIER,    TODD        C.                (Month/Day/Year)              ALLIED RISER COMMUNICATIONS         (Month/Day/Year)
----------------------------------------                                    CORPORATION    ARCC                     10/28/99
     (LAST)     (First)     (Middle)          10/28 /99                  -----------------------------------------------------------
    1700 PACIFIC AVENUE, #400              ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         Person(s) to Issuer                 Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)              Applicable Line)
                                              Person, if an entity             Director       10% Owner          X  Form filed by
    DALLAS,         TX        75201           (voluntary)                -----           -----                  --- One Reporting
--------------------------------------                                     X   Officer        Other (specify        Person
      (City)      (State)      (Zip)       ----------------------------  -----           -----      below)          Form filed by
                                                                         (give title below)                     --- More than One
                                                                         Senior Vice President and                  Reporting Person
                                                                         Chief Financial Officer
                                                                         ------------------------------
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    COMMON STOCK                                 617,094                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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INCENTIVE STOCK OPTION (RIGHT
     TO BUY)                       (1)     9/16/09     COMMON STOCK       66,667     $18.00            D
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Explanation of Responses:
(1) This option vests in 48 equal monthly installments beginning on
September 16, 1999

                                                                                     /s/ TODD C. DOSHIER                 07/07/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                     Todd C. Doshier
Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1473 (3-99)


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